Exhibit 10.41

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made as of September 6, 2014 by and between Citizens Financial Group, Inc. (the “Company”) and Malcolm Griggs (“Executive”) (certain capitalized terms used herein being defined in Section 16).

WHEREAS the Company desires to employ Executive and to enter into this Agreement embodying the terms of such employment; and

WHEREAS Executive desires to accept such employment and enter into this Agreement;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

Section 1. Employment At-Will

(a)Executive’s employment with the Company shall be strictly "at-will" and not for any fixed term. Executive understands and acknowledges that no statement, whether written or verbal, by the Company or any of its officers, employees or representatives may in any way modify, alter, or change the strictly "at-will" nature of his employment relationship with the Company. Both Executive and the Company retain the right to terminate employment at any time, for any reason or no reason. Executive understands and agrees that, as an at-will employee, the Company may terminate his employment without advance notice. Executive may terminate his employment for any reason (a “Resignation”) effective ninety (90) days following his delivery of written Notice of Termination to the Board (the “Notice Period”).

(b)Upon receipt of a Resignation from Executive, the Company may, in its sole discretion, waive the Notice period, in which case Executive will be permitted to terminate immediately. Under such circumstances the Company will not be obliged to pay in lieu of notice. Alternatively, the Company may direct Executive not to report to work unless otherwise requested by the Company (the “Garden Leave”). During any period of Garden Leave, as within any Notice Period:

(i)    Executive will remain an employee of the Company and will continue to be paid his then Base Salary and continue to be eligible for Employee Benefits excluding any incentive compensation;

(ii)    Executive will be expected to continue to undertake such duties and responsibilities as are assigned to Executive by the Company's Board or Chief Executive Officer, including duties to assist the Company with his transition from the Company and maintaining the Company’s business, business relationships, and goodwill. Notwithstanding the foregoing, the Company reserves the right to suspend any or all of Executive’s duties and powers and to relocate his office to his personal residence for all or part of his Garden Leave;

(iii)    Executive will remain bound by all fiduciary duties and obligations owed to the Company and required to comply with all Company policies and practices and the provisions of this Agreement.

(iv)    Executive may not, without the prior written consent of the Company or except in the discharge of duties and responsibilities in accordance with clause (ii) above, contact or attempt to contact any client, customer, agent, professional adviser, employee, supplier or broker of the Company or of any subsidiary or Affiliate of the Company;

Exhibit 10.41

Section 2. Position

(a)Position. During Executive’s employment, he shall serve as Chief Credit Officer for Citizens Financial Group, Inc. or in such other capacity of like status as the Company requires. In this position, Executive shall report directly to Nancy Shanik, Chief Risk Officer of Citizens Financial Group, Inc., or to such other person as the Company or the Board may specify from time to time. Notwithstanding anything else contained within this Agreement, the Company shall be entitled from time to time to appoint one or more persons to act jointly with Executive, in its sole discretion. Additionally, Executive's role has been identified as a Material Risk Taker (“MRT”) under the European Banking Authority ("EBA") rules and, therefore, will be subject to the EBA rules so long as they shall apply.

(b)Best Efforts. During Executive’s employment, Executive shall: (i) devote his full professional time, attention, skill and energy to the performance of his duties for the Company and its affiliates, including The Royal Bank of Scotland, plc located in North America and The Royal Bank of Scotland Group Plc (collectively the “Group”); (ii) use his best efforts to dutifully, faithfully and efficiently perform his duties hereunder, comply with the Group’s policies, procedures, bylaws, rules, code of conduct and practices, as the same may be amended from time to time, and obey all reasonable and lawful directions given by or under the authority of the Board; (iii) refrain from engaging in any other business, profession or occupation for compensation or otherwise which would conflict, directly or indirectly, with the rendition of services to the Company, without the prior written consent of the Board; except that Executive may engage in charitable and community activities and manage his personal investments provided that such activities do not materially interfere with the performance of his duties hereunder or conflict with the conditions of his employment; and (iv) refrain from engaging in any conduct prejudicial to the interests and reputation of the Group but instead endeavor to promote and extend the business of the Group and protect and further its interests and reputation.

(c)Directorships. Executive may be required, in the sole discretion of the Company, to perform services for any Group Company and may be required to undertake the role and duties of an officer or non-executive director of other companies in the Group. No additional remuneration will be paid in respect of these appointments.

(d)Location. During the period of Executive’s employment, Executive shall be based in Providence, Rhode Island but may be relocated within a fifty (50) mile radius of the same location at the Company’s sole discretion. Additionally, Executive may be required to travel elsewhere in the world in the performance of his duties.

Section 3. Compensation

(a)Base Salary. The Company shall pay Executive a base salary (the “Base Salary”) at the initial annualized rate of $450,000.00 in substantially equal installments as it is earned, not less frequently than monthly in accordance with the Company’s usual payroll practices. Executive shall be entitled to such increases in Executive’s Base Salary as may be determined from time to time in the sole discretion of the Company.

(b)Role Based Allowance. As your role has been identified as a MRT role under the EBA rules, you will also receive a Role Based Allowance of $517,500 (the “Allowance”), less any applicable tax and other statutory deductions. For 2014, the Allowance will be prorated based on your start date and paid in equal installments in accordance with the Company’s regular payroll cycle. Thereafter, any Allowance amount above $500,000 payable in a single calendar year will be paid as follows: (i) the first $500,000 payable in equal instalments in accordance with the Company’s regular payroll cycle and (ii) the remainder payable in CFG stock. You will not be eligible for the Allowance if your employment terminates before the Allowance payment date for that period. The use of Allowances will be reviewed annually and may be changed or removed at the sole discretion of the Company, or as required by regulation.

(c)Incentive Compensation. You will be eligible to participate in the Company's discretionary bonus program, as amended from time to time. In order to compensate you for lost bonus for performance year 2014 which otherwise would have been payable by your current employer, Citigroup, subject to the below, and for the performance year 2014 only, you will receive a bonus of $1,113,750.00, less any applicable tax

Exhibit 10.41

and other statutory deductions, or offsets. For purposes of clarity, this 2014 bonus is in lieu of any additional discretionary award for the 2014 performance year.

Discretionary bonuses are determined annually based on a mix of factors including but not limited to individual and Company performance and may be awarded in cash, equity-based instruments, or in any other form and may also be deferred in full or in part, as determined by the Company. The form of your bonus and the timing of payment, as well as other terms and conditions of any bonus awarded to you, will be consistent with bonuses awarded to similarly situated colleagues in MRT roles. Any bonus awarded to you will be subject to applicable tax and other required withholdings.

The cash portion of any bonus awarded to you will be paid in March following the determination of awards and any equity-based instruments granted to you as part of your bonus will be granted as soon as practicable following the determination of awards, in each case, provided that you remain employed by the Company on the payment date or grant date (as applicable) and neither you nor the Company has given notice to terminate your employment prior to the payment date or grant date (as applicable).

However, with respect to your guaranteed award for performance year 2014, if your employment terminates prior to the equity grant date or cash payment date (as applicable) under the following circumstances, you will remain entitled to receive your award:

•	Death

•	Disability

•	Retirement with the approval of the Company

•	Redundancy

Any equity-based instruments granted to you as part of your bonus will be governed by the applicable equity plan document and award agreement. In the event of any conflict between information contained in this document and the plan or award agreement provisions, the terms of the plan and award agreement will govern.

Any award under the discretionary bonus program in certain years does not guarantee payment or level of award in any subsequent year and any bonus may be forfeited or reduced (i.e. subject to clawback) as determined appropriate by the Company in its sole discretion. The Company reserves the right to change the rules of any compensation plan or program or to cancel any such plan or program at any time without prior notice in its sole and absolute discretion.

Section 4. Cash Buyout In Cash

To compensate you for the loss of existing cash entitlements with your current employer, Citigroup, a Cash Buyout payment not to exceed $517,782.21 will be paid in cash in installments (less any applicable tax and other statutory deductions) in accordance with the following schedule:

January 2015    $174,536.51
January 2016    $174,536.51
January 2017    $114,340.94
January 2018     $54,368.25

These payments will be subject to you providing proof (in a form acceptable to the Company) of such entitlements and that they will be forfeited as a result of you leaving your current employer. Please ensure you provide the following documents within 30 days of the commencement of your employment with the Company:

•	Proof (in a form acceptable to the Company) of such entitlements, for example original award statements; and

Exhibit 10.41

•
Confirmation from your current employer (in a form acceptable to the Company) that the awards have been forfeited together with details of the awards that have been forfeited as a result of you leaving your current employer.

Repayment of Cash Buyout Payment

If within 12 months of your start date with the Company either your employment terminates or notice to terminate your employment is given by either party, you will be responsible for repaying to the Company, within 14 calendar days of the date of termination of your employment, the net amount (following any applicable tax and other statutory deductions) of any installments of the Cash Buyout payment that you have received, unless such termination falls within one of the following exceptional circumstances:

•	Death

•	Disability

•	Retirement with the approval of the Company

•	Redundancy

Forfeiture of Unpaid Cash Buyout Installments

If before the final installment is paid your employment terminates or either party has given notice to terminate your employment, you will not be entitled to receive any of the outstanding installments.

Clawback of Unpaid Cash Buyout Installments

As your role has been identified as a MRT role under the EBA rules, the RBS Group Performance and Remuneration Committee (“the Committee”) may review unpaid installments of the Cash Buyout in the light of the performance of RBS Group, any member of the its group and any business area or team, and your conduct, capability or performance. The review may take place at any time determined by the Committee.

Without prejudice to the generality of the foregoing, in carrying out a review, the Committee will consider, in respect of the financial year in relation to which the Cash Buyout was made:

•	whether the results announced for that financial year have subsequently appeared materially inaccurate or misleading;

•
whether a business unit or profit centre in which you worked has subsequently made a loss out of business written in that year or from circumstances that could reasonably have been risk-managed in that year; and/or

•	any other matter which appears relevant, and

•	your conduct, capability or performance, and the performance of any team, business area or profit center, if the Committee deems that the circumstances warrant a review.

Following a review under the paragraphs above, the Committee may, in its sole discretion, make any determination in respect of any installment that has not been paid, including for example to: (i) reduce the value of an installment; or (ii) determine that an installment of a Cash Buyout will not be paid.

Disciplinary Investigations

The Company also reserves the right to withhold payment of the Cash Buyout pending the outcome of any disciplinary procedures relating to any matter or matters which the Company could treat as grounds for termination of employment, or any other internal or external investigation (which for the avoidance of doubt may extend beyond the date your employment terminates). If you are subsequently dismissed (or given notice of dismissal) or if you subsequently resign (or give notice of resignation) for any reason

Exhibit 10.41

other than one of the exceptional circumstances set out above, you will not be entitled to receive any of the outstanding installments (including, for the avoidance of doubt, the installment that has been withheld pending the outcome of the disciplinary procedure or investigation) and may have to repay the full amount of any payment(s) already received by you as set out in the preceding paragraphs.

Section 5. Stock Buyout in Shares

To recognize that you will forfeit value in your previous employer's stock plan as a result of joining the Company, you will receive an equity-based award in respect of Company common stock. Grant of the award will be subject to you providing evidence of such entitlements and that they will be forfeited as a result of you leaving your current employer.

Please ensure you provide the following documents within 30 days of the commencement of your employment with the Company:

•	Proof (in a form acceptable to the Company) of such entitlements, for example original award statements; and

•
Confirmation from your current employer (in a form acceptable to the Company) that the awards have been forfeited together with details of the awards that have been forfeited as a result of you leaving your current employer.

The equity-based award will be granted with an initial value of $580,980.30 and pursuant to the Citizens Financial Group, Inc. 2014 Omnibus Incentive Plan (“Omnibus Plan”) and will have the vesting schedule set forth below. The amounts will be re-valued using the Company method of valuation, for the 5-days prior to your Start Date. A letter confirming the final valuation will be sent to you and will supersede the values set forth below:

January 2015	50,065	shares
January 2016	19,923	shares
January 2017	19,923	shares
January 2018	8,972	shares

This award shall be granted as soon as practicable following commencement of your employment and receipt of all required documentation and will be subject to the terms of the Omnibus Plan and related award agreement pursuant to which the award will be granted. In the event of any conflict, the rules of the Omnibus Plan shall take precedence over the terms of this letter.

Repayment of Stock Buyout

If within 12 months of your start date with the Company your employment terminates or notice to terminate your employment is given by either party for any reason other than death, disability, retirement with the approval of the Company or redundancy, all outstanding unvested awards will lapse immediately and you will be responsible for repaying to the Company the net value (following any applicable tax and other statutory deductions) of any Company shares that have been received by you. Repayment shall be due within 14 calendar days of the date of termination of your employment.

Forfeiture of Unpaid Stock Buyout Installments

If before the final installment vests, your employment has terminated or either party has given notice to terminate your employment for any reason other than death, disability, retirement with the approval of the Company or redundancy, any unvested portion of your award will lapse immediately and you will not be entitled to receive any future outstanding installments.

Disciplinary Investigations

Exhibit 10.41

The Company also reserves the right to withhold vesting of the Award pending the outcome of any disciplinary procedures relating to any matter or matters which the Company could treat as grounds for termination of employment, or any other internal or external investigation (which, for the avoidance of doubt, may extend beyond the date your employment terminates). If you are subsequently dismissed (or given notice of dismissal), or if you subsequently resign (or give notice of resignation) for any reason other than death, disability, retirement with the approval of the Company or redundancy, you will not be entitled to receive any unvested awards (including, for the avoidance of doubt, the unvested portion of the award that has been withheld pending the outcome of the disciplinary procedure or investigation) and may have to repay the full value of any Company shares already received by you as set out in the preceding paragraphs.
Section 6. Other Employee Benefits, Vacation and Perquisites

(a)Employee Benefits. Executive may participate in and receive benefits under any and all executive welfare and health benefit plans (including but not limited to group healthcare (medical, vision and dental), life insurance, and short-term and long-term disability plans) and other executive benefit plans (including but not limited to qualified pension plans, retirement, savings and 401(k) if any, that are offered to other similarly-situated executives of the Company based in the United States, to the extent he is eligible thereunder and in accordance with all other terms and conditions of such plans, policies, programs and practices (collectively, the “Employee Benefits”). Generally, Employee Benefits shall start on the first date of the month following 30 days of the Executive’s commencement of performance, unless otherwise provided in accordance with the terms of the applicable plan document, program, policy or practice. Copies of all pertinent plan, program or policy documents will be provided to Executive on request, to the extent the same are within the Company’s control. The Company will not have any liability to pay any benefit to Executive under any insurance plan or program unless it receives payment of the benefit from the insurer. All benefits and the plans, programs, policies, or practices relating to them may be changed at any time by the Company within its sole discretion.

(b)Paid Time Off.     Executive shall be entitled to accrue 27 days of paid time off (“PTO”) annually, which may be scheduled as time off away from work in accordance with the Company’s current PTO policy as applicable in the United States. For 2014, Executive’s PTO will be pro-rated based on the 1st of the month following his date of hire, provided that his date of hire occurs on or before September 30th; if his date of hire is subsequent to September 30th, Executive will not be eligible to earn PTO until the beginning of the next calendar year.

(c)Perquisites. Executive shall be provided such additional perquisites and fringe benefits as are generally made available to other similarly-situated executives of the Company who are based in the United States.

(d)Reimbursement of Business Expenses. Reasonable, customary and necessary travel, entertainment and other business expenses incurred by Executive in the performance of his duties hereunder shall be reimbursed by the Company in accordance with the Company’s policies, subject to such reasonable substantiation and documentation as may be required by the Company from time to time.

(e)Sickness. Executive will be eligible for all payments in respect of short and long-term disability generally made available from time to time to other similarly-situated executives in the United States. Unless required under applicable federal or state law, Executive does not have any contractual or other right to payment in respect of any period of absence due to sickness or incapacity and any such payments will be made at the Company’s sole discretion. Executive shall at any time (including during any period of incapacity) at the request and expense of the Company submit to medical examinations by a medical practitioner nominated by the Company, to the extent permitted by applicable federal and state law. Executive agrees, and hereby authorizes, that the results of any such medical examination be disclosed to the Company, subject to the provisions of the United States Health Insurance Portability and Accountability Act of 1996.

(f)Severance. In the event Executive is made redundant or otherwise has his employment terminated without cause and for reasons unrelated to poor performance, Executive shall be entitled to receive a minimum severance payment amounting to 26 weeks of Executive's base salary at the time of Executive's exit contingent upon Executive executing, and not revoking, the Company's standard release agreement then in use.

Section 7. Staff Dealing

Executive is subject to the Company’s Staff Dealing Rules (and divisional rules where applicable) which may require prior permission be obtained before he is permitted to deal in most types of securities transactions. Requests must be submitted in writing on the appropriate Company form. The Company also operates a closed period during which Executive will not be permitted to deal in Company shares. Failure

Exhibit 10.41

to abide by these rules will constitute serious misconduct and may lead to criminal proceedings and/or the immediate termination of Executive’s employment.

Section 8. Non-Solicitation

(a)Non-Solicitation of Employees. Executive agrees that, at any time during his employment and the Restricted Period, Executive shall not, directly or indirectly, whether for his own account or for any other person or entity hire, employ, solicit for employment or hire, or attempt to solicit for employment or hire, any person who was employed by the Company or any of its parents, subsidiaries or affiliates, including any member of the RBS Group at any time within one year prior to the time of the act of solicitation (and who, in the case of the Restricted Period following the Executive’s termination of employment, was also employed by the Company or any of its subsidiaries or Affiliates on the date the Restricted Period begins) (“Covered Employee”). Executive further agrees not to otherwise interfere with the relationship between any Covered Employee and the Company. Anything to the contrary notwithstanding, the Company agrees that Executive shall not be deemed in violation of this subsection 8(a) if an entity with which Executive is associated hires or engages any employee of the Company or any of its subsidiaries, if Executive was not, directly or indirectly, involved in hiring or identifying such person as a potential recruit or assisting in the recruitment of such employee.

(b)Non-Solicitation of Customers and Prospective Clients. Executive agrees that during his employment and the Restricted Period, Executive shall not, directly or indirectly, whether for his own account or for any other person or entity, through any corporation, partnership or other business entity of any kind, solicit, assist in soliciting for business or entice away or in any manner attempt to persuade any client or customer or prospective client or customer to discontinue or diminish his, her or its relationship or prospective relationship with the Company, or otherwise provide business to any person, corporation, partnership or other business entity of any kind other than the Company; provided, however, that general solicitation through advertisement shall not constitute solicitation for purposes of this provision.

(c)Representations. Executive agrees that all of the foregoing restrictions are reasonable and necessary to protect the Company’s business and its Confidential Information and that his employment by the Company, along with the benefits and attributes of that employment, is good and valuable consideration to compensate him or her for agreeing to all restrictions contained in this Agreement. Executive also acknowledges, represents and warrants that his knowledge, skills and abilities are sufficient to permit Executive to earn a satisfactory livelihood without violating these provisions. Further, Executive agrees that he shall not, following the termination of his employment with the Company, represent or hold himself out as being in any way connected with the business of the Company.

(d)Blue Pencil. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 8 to be reasonable, if a final judicial determination is made by an arbitrator or a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if an arbitrator or a court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

Section 9. Confidentiality; Ownership of Materials; Duty to Return Company Property

(a)Confidential Information. Executive may not at any time (whether during his employment or after its termination) disclose to any unauthorized person, firm or corporation or use or attempt to use for his own advantage or to the advantage of any other person, firm or corporation, any confidential information relating to the business affairs or trade secrets of the Company or any member of the RBS Group, or any confidential information about (howsoever obtained) or provided by any third party received during the course of or as a result of his employment (the “Confidential Information”). Confidential Information

Exhibit 10.41

includes, but is not limited to, information relating to employees, customers and suppliers (former, actual and potential), Company contracts, pricing structures, financial and marketing details, business plans, any technical data, designs, formulae, product lines, intellectual property, research activities and any Company and/or RBS Group information which may be deemed to be commercially or price sensitive in nature, whether printed, typed, handwritten, videotaped, transmitted or transcribed on data files or on any other type of media, whether or not labeled as “confidential”. It also includes, without limitation, any information contained in documents marked “confidential” or documents of a higher security classification and other information which, because of its nature or the circumstances in which Executive receives it,
Executive should reasonably consider to be confidential. The Company reserves the right to modify the categories of Confidential Information from time to time.

(b)No Copies. Executive is not permitted to make any copy, abstract, summary or précis of the whole or any part of any document belonging to a member of the Group unless he has been authorized to do so by the Company, and shall not at any time use or permit to be used any such items otherwise than for the benefit of the Company in the performance of his services hereunder.

(c)	Exclusions. The provisions of this Section 9 shall not apply to:

(i)    information or knowledge which subsequently comes into the public domain other than by way of unauthorized use or disclosure by Executive;

(ii)    the discharge by Executive of his duties hereunder or where his use or disclosure of the information has otherwise been properly authorized by the Company;

(iii)	any information which Executive discloses in accordance with applicable public interest disclosure legislation;

(iv)
any disclosure required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with jurisdiction to order Executive to disclose or make accessible any information; or

(d)Due Care. Executive shall exercise all due care and diligence and shall take all reasonable steps to prevent the publication or disclosure by Executive of any Confidential Information relating, in particular, but not limited to, actual or proposed transactions, of any employee, customer, client or supplier (whether former, actual or potential) of the Company or any member of the RBS Group including partnerships, companies, bodies, and corporations having accounts with or in any way connected to or in discussion with any member of the Company or RBS Group and all other matters relating to such customers, clients or suppliers and connections.

(e)	Duty to Return Confidential Information and Other Company Property.

(i)    All reports, files, notes, memoranda, e-mails, accounts, documents or other material (including all notes and memoranda of any Confidential Information and any copies made or received by Executive in the course of his employment (whether during or after) are and shall remain the sole property of the Company or the appropriate member of the RBS Group and, following his termination of employment or at any other time upon the Company’s request, to the extent within his possession or control, shall be surrendered by Executive to the duly authorized representative of the Company.

(ii)    Executive agrees that upon termination of his employment with the Company for any reason, or at any other time upon the Company’s request, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, all copies thereof or therefrom, in any way relating to the business of the Company or RBS Group, all other property of the Company (including, but not limited to, company car, credit cards, equipment, correspondence,

Exhibit 10.41

data, disks, tapes, records, specifications, software, models, notes, reports and other documents together with any extracts or summaries, removable drives or other computer equipment, keys and security passes) or of any member of the RBS Group in his possession or under his control and Executive further agrees that Executive will not retain or use for his own account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or its affiliates.
(f)Reasonableness. Executive agrees that the undertakings set forth in this Section 9 and in Section 8 are reasonable and necessary to protect the legitimate business interests of the Company and RBS Group both during, and after the termination of, his employment, and that the benefits Executive receives under this Agreement are sufficient compensation for these restrictions.

Section 10. Intellectual Property and Developments

(a)Executive agrees that all Developments are the sole and exclusive property of the Company and hereby assigns all rights to such Developments to the Company in all countries. Executive agrees, at the Company’s expense at any time during his employment or thereafter, to sign all appropriate documents and carry out all such reasonable acts as will be necessary to identify and preserve the legal protection of all Developments; however, the Company will have no obligation to compensate Executive for his time spent in connection with any assistance provided unless otherwise required by law. Notwithstanding the foregoing, Executive understands that no provision in this Agreement is intended to require assignment of any of his rights in an invention for which Executive can prove no equipment, supplies, facilities or Confidential Information or trade secret information of the Company was used, which invention was developed entirely on his own time, and which invention Executive can prove: (a) does not relate to the business of the Company or the actual or demonstrably anticipated research or development of the Company; or (b) does not result from any work performed by Executive for the Company. To the extent compatible with applicable state law, these provisions do not apply to any invention which is required to be assigned by the Company to the United States Government. Executive waives all moral rights in all Intellectual Property which is owned by the Company, or will be owned by the Company, pursuant to this Section 10.

(b)Executive agrees to promptly submit to the Company written disclosures of all inventions, whether or not patentable, which are made, conceived or authored by Executive, alone or jointly with others, while Executive is employed by the Company.

Section 11. Certain Agreements

(a)Data Protection. Executive shall familiarize himself with and abide by the Company’s Data Protection policy, procedures and accountabilities. Executive acknowledges that any breach of these procedures may result in the immediate termination of his employment.

(b)Personal Information. Executive acknowledges and agrees that the Company is permitted to hold personal information about him as part of its personnel and other business records and, in accordance with applicable law, may use such information in the course of the Company’s business.

(c)Credit Data. The Company reserves the right, upon five (5) days prior written notice, to, and Executive agrees that the Company may, in accordance with applicable law, carry out searches about Executive through credit reference agencies or through the Company’s customer records at any time during his employment for purposes of identifying any serious debt or other significant financial difficulties of Executive for the purposes of detecting, eliminating or mitigating any particular risk of employee fraud or theft. The Company will only retain the information about Executive which the Company obtains from these searches in accordance with applicable law and for so long as is needed for the purposes set out above (subject to any legal (including any regulatory) obligation which requires the Company to retain that information for a longer period). The credit reference agency will record details of the search but these will not be available for use by lenders to assess the ability of Executive to obtain credit. Executive

Exhibit 10.41

has the right of access to his personal records held by credit reference agencies. The Company will supply the names and addresses of such agencies upon request, to help Executive to exercise his right of access to such records.

(d)Indebtedness. For the reasons referred to above, the Company expects Executive to manage his personal finances responsibly. The Company requires that Executive draw to the attention of his manager any serious debt or significant financial difficulties that he may have, including those which result in court action being taken against Executive.

Section 12. Remedies

The Company and Executive agree that it is impossible to measure solely in money the damages which will accrue to the Company by reason of his failure to observe any of his obligations of Sections 8, 9 or 10 of this Agreement. Therefore, if the Company shall institute any action or proceeding to enforce such provisions, Executive hereby waives the claim or defense that there is an adequate remedy at law and agrees in any such action or proceeding not to interpose the claim or defense that such remedy exists at law. Without limiting any other remedies that may be available to the Company, Executive hereby specifically affirms the appropriateness of injunctive or other equitable relief in any such action and acknowledges that nothing contained within this Agreement shall preclude the Company from seeking or receiving any other relief, including without limitation, any form of injunctive or equitable relief. Executive also agrees that, should he violate the provisions of Section 8 and its subsections such that the Company shall be forced to undertake any efforts to defend, confirm or declare the validity of the covenants contained within Section 8 of this Agreement, the time restrictions set forth therein shall be extended for a period of time equal to the pendency of any court proceedings, including appeals. Further, Executive agrees that, should the Company undertake any efforts to defend, confirm or declare the validity of any of the covenants contained in Sections 8, 9 or 10 of this Agreement, the Company shall be entitled to recover from Executive all of its reasonable attorneys’ fees and costs incurred in prosecuting or defending any such action or engaging in any such efforts.

Section 13. No Conflicts

(a)Executive represents and warrants to the Company that on the Commencement Date, to the best of Executive’s knowledge, Executive’s acceptance of employment with, and performance of Executive’s duties for, the Company will not conflict with or result in a violation or breach of, or constitute a default under, any contract, agreement or understanding to which Executive is, or was, a party or of which Executive is aware and that there are no restrictions, covenants, agreements or limitations on Executive’s right or ability to enter into and perform the terms of this Agreement.

Section 14. Dispute Resolution; Mediation and Arbitration

Except as provided in the last sentence of this Section 14 to the fullest extent permitted by law, the Company and Executive agree to waive their rights to seek remedies in court, including but not limited to rights to a trial by jury. The Company and Executive agree that any dispute between or among them or their Subsidiaries, Affiliates or related entities arising out of, relating to or in connection with this Agreement or his employment with the Company, including but not limited to claims for discrimination or other alleged violations of any federal, state or local employment and labor law statutes, ordinances or regulations, will be resolved in accordance with a confidential two- step dispute resolution procedure involving: (1) Step One: non-binding mediation, and (2) Step Two: binding arbitration under the Federal Arbitration Act, 9 U.S.C. § 1, et. seq., or state law, whichever is applicable. Any such mediation or arbitration hereunder shall be under the auspices of the American Arbitration Association (“AAA”) pursuant to its then current Commercial Arbitration Rules and Mediation Procedures (the “AAA Commercial Rules”). Disputes encompassed by this Section include claims for discrimination arising under local, state or federal statutes or ordinances and claims arising under any state’s labor laws. Notwithstanding anything to the contrary in the AAA Commercial Rules, the mediation process (Step One) may be ended by either party

Exhibit 10.41

to the dispute upon notice to the other party that it desires to terminate the mediation and proceed to the Step Two arbitration; provided, however, that neither party may so terminate the mediation process prior to the occurrence of at least one (1) mediation session with the mediator. No arbitration shall be initiated or take place with respect to a given dispute if the parties have successfully achieved a mutually agreed to resolution of the dispute as a result of the Step One mediation. The mediation session(s) and, if necessary, the arbitration hearing shall be held in the city nearest to Executive's office location during the course of Executive's employment with the Company or an alternative location mutually agreeable to Executive and the Company. The arbitration (if the dispute is not resolved by mediation) will be conducted by a single AAA arbitrator, mutually selected by the parties, as provided for by the AAA Commercial Rules. The Company will be responsible for the AAA charges, including the costs of the mediator and arbitrator. The Company and Executive agree that the arbitrator shall apply the substantive law of the State of New York to all state law claims and federal law to any federal law claims, that discovery shall be conducted in accordance with the AAA Commercial Rules or as otherwise permitted by law as determined by the arbitrator. In accordance with the AAA Commercial Rules (a copy of which is available through AAA’s website, www.adr.org), the arbitrator’s award shall consist of a written statement as to the disposition of each claim and the relief, if any, awarded on each claim. The Company and Executive understand that the right to appeal or to seek modification of any ruling or award by the arbitrator is limited under state and federal law. Any award rendered by the arbitrator will be final and binding, and judgment may be entered on it in any court of competent jurisdiction. Nothing contained herein shall restrict either party from seeking temporary injunctive relief in a court of law to the extent set forth in Section 12 hereof.

In the unlikely event the AAA refuses to accept jurisdiction over a dispute, Executive and the Company agree to submit to Judicial-Arbitration-Mediation Services (“JAMS”) mediation and arbitration applying the JAMS equivalent of the AAA Commercial Rules. If AAA and JAMS refuse to accept jurisdiction, the parties may litigate in a court of competent jurisdiction.

Section 15. Miscellaneous

(a)Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard for the conflict of laws provisions thereof.

(b)	Entire Agreement and Amendments; Survivorship; Strict Construction.

(i)    This Agreement contains the entire understanding and agreement of the parties with respect to the subject matter hereof. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto, which attaches a copy of this Agreement.

(ii)    The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

(c)No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(d)Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(e)Assignment. This Agreement shall not be assignable by Executive. This Agreement shall be freely assignable by the Company without restriction.

Exhibit 10.41

(f)Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and permitted assigns.

(g)Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or three (3) business days after mailing registered mail, return receipt requested, postage prepaid or by recognized courier, addressed to the respective addresses set forth on the execution page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company, and with a copy to the Secretary of the Royal Bank of Scotland Group plc, 36 St Andrew Square, Edinburgh, EH2 2YB or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

(h)Withholding Taxes; Deductions. The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation. Executive agrees that the Company may, at any time during, or in any event upon termination of his employment, deduct from his remuneration, any monies due by his to the Company for any overpayment made and/or outstanding loans, advances, relocation expenses and/or salary paid in respect of excess Vacation that was taken but not earned, unless otherwise prohibited by law.

(i)Counterparts; Effectiveness. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto, including by fax or electronic pdf.

Section 16. Defined Terms.
“Affiliate” has the meaning accorded such term under Rule 12b-2 under the Securities Exchange Act of 1934, as in effect on the Commencement Date;
“Board" means the board of directors of the Company from time to time, or any duly authorized committee of the board of directors of the Company from time to time;
“Commencement Date” means the date Executive's employment with the Company commences.
“Group” means the Company, and each of the Company’s Parent's Subsidiaries or Affiliates;
“Developments” means all inventions, whether or not patentable, Confidential Information, computer programs, copyright works, mask works, trademarks and other intellectual property made, conceived or authored by Executive, alone or jointly with others, while employed by the Company, whether or not during normal business hours or on the Company’s premises, that are within the existing or contemplated scope of the Company’s business at the time such Developments are made, conceived, or authored or which result from or are suggested by any work Executive or others may do for or on behalf of the Company;
“Person” means any individual, corporation, partnership, trust or any other entity or organization.
“RBSG” or "RBS Group" means the Royal Bank of Scotland Group Plc.
“Restricted Period” means the twelve (12) month period following the date that Executive ceases employment with the Company.

Exhibit 10.41

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

Executive

/s/ Malcolm Griggs

By: /s/ Susan LaMonica

HR Director RBS Americas and
Citizens Financial Group, Inc.

Exhibit 10.41

ADDENDUM TO
EXECUTIVE EMPLOYMENT AGREEMENT

This ADDENDUM TO EXECUTIVE EMPLOYMENT AGREEMENT (this “Addendum”) is made as of August 14, 2017 by and between Citizens Financial Group, Inc., together with its subsidiaries and any and all successor entities (the “Company”) and Malcolm Griggs (“Executive”).

This Addendum is a supplement to Executive’s employment agreement dated September 6, 2014 (the “Original Agreement”) and the terms of this Addendum shall be incorporated by reference therein and shall become terms and conditions of Executive’s continued employment. The terms of this Addendum shall supersede any conflicting terms found in the Original Agreement. This Addendum may not be altered, modified, or amended except by written instrument signed by the parties hereto. To the extent capitalized terms are not defined herein, the definitions included in the Original Agreement, as applicable, shall govern.

Section 1.    Change of Control Severance
(a)    In the event Executive's employment is terminated by the Company without Cause (other than by reason of Executive’s death or disability) or the Executive resigns with Good Reason, in each case within 24 months following a Change of Control, Executive shall receive a payment equivalent to: (i) two times the sum of (A) Executive’s Base Salary at the time of termination and (B) the average cash bonus paid to Executive during the prior three years; plus (ii) a pro-rata bonus for the year in which termination occurs, based on the average cash bonus paid to Executive during the prior three years (together, the “COC Severance Payment”).
(b)    Any COC Severance Payment made in accordance with this section shall be in lieu of and not in addition to any payments to which Executive may otherwise have been entitled in accordance with other sections of this Addendum or the Original Agreement and shall be in full and final settlement of all claims Executive may have arising out of or in connection with his employment or its termination, other than with respect to any outstanding equity held by Executive, which shall be treated as provided for in the applicable Company stock plan and award agreements governing such awards.
Section 2.     Payment of Severance
The severance set forth in Section 6(f) of the Original Agreement or the COC Severance Payment set forth in this Addendum, whichever is applicable, shall be made in a lump sum, subject to execution and non-revocation of a Standard Release, within seventy (70) days of the termination of Executive’s employment. If the period between the termination of Executive’s employment and the latest possible effective date of the Standard Release spans two calendar years, the COC Severance Payment shall be paid by the Company in the second calendar year.
Section 3.     Definitions
(a)    “Cause” means: (i) any conviction (including a plea of guilty or of nolo contendere or entry into a pre-trial diversion program) of Executive for the commission of a felony or any conviction of any criminal offense within the scope of Section 19 of the Federal Deposit Insurance Act, 12 U.S.C. § 1829; (ii) Executive commits an act of gross misconduct, fraud, embezzlement, theft or material dishonesty in connection with the Executive’s duties or in the course of Executive’s employment with the Company or any of its affiliates; (iii) failure on the part of Executive to perform his employment duties in any material respect, which is not cured to the reasonable satisfaction of the Company within 30 days after Executive receives written notice of such failure; (iv) Executive violates Sections 8, 9 and/or 10 of the Original Agreement (non-solicitation of employees, customers and clients; confidentiality; ownership of materials; duty to return company property); or (v) Executive makes any material false or disparaging comments about the Company or any of its subsidiaries, affiliates, employees, officers, or directors, or engages in any activity which in the opinion of the Company is not consistent with providing an orderly handover of Executive's responsibilities.

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Exhibit 10.41

(b)     “Good Reason” means any of the following changes, as compared to Executive’s terms of employment prior to a Change of Control:

(i)	a material diminution in Executive’s authority, duties, or responsibilities;

(ii)	a material diminution in Executive’s base salary other than a general reduction in base salary that affects all similarly situated employees; or

(iii)
a relocation of Executive’s principal place of employment by more than 50 miles from his or her current principal place of employment, unless the new principal place of employment is closer to Executive’s home address.

Provided, however, that Executive’s must give written notice to the Company within 30 days of the initial existence of any of the foregoing changes, the Company shall have 30 days upon receipt of such notice to remedy the condition so as to eliminate the Good Reason, and if not remedied, Executive’s employment must terminate no later than 60 days following the expiration of such cure period. Notwithstanding the foregoing, the Executive’s continued employment shall not constitute a waiver of the Executive’s rights with respect to any circumstance constituting Good Reason under this Addendum.

(c)    “Change of Control” means the occurrence of any one or more of the following events:
(i)    any Person (as defined in Section 3(a)(9) of the Exchange Act of 1934, as amended and used in Sections 13(d) and 14(d) thereof, including “group” as defined in Section 13(d) thereof), other than an employee benefit plan or trust maintained by the Company, becomes the Beneficial Owner (as defined in Rule 13d-3 under the Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s outstanding securities entitled to vote generally in the election of directors;
(ii)    at any time during a period of 12 consecutive months, individuals who at the beginning of such period constituted the Board of Directors of the Company (the “Board”) and any new member of the Board whose election or nomination for election was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was so approved, cease for any reason to constitute a majority of members of the Board; or
(iii)    the consummation of (A) a merger or consolidation of the Company with any other corporation or entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or, if applicable, the ultimate parent thereof) at least 50% of the combined voting power and total fair market value of the securities of the Company or such surviving entity or parent outstanding immediately after such merger or consolidation, or (B) any sale, lease, exchange or other transfer to any Person of assets of the Company, in one transaction or a series of related transactions, having an aggregate fair market value of more than 50% of the fair market value of the Company and its subsidiaries (the “Company Value”) immediately prior to such transaction(s), but only to the extent that, in connection with such transaction(s) or within a reasonable period thereafter, the Company’s shareholders receive distributions of cash and/or assets having a fair market value that is greater than 50% of the Company Value immediately prior to such transaction(s).
Section 4.     Section 280G
(a)    If the aggregate of all amounts and benefits due to Executive under this Addendum or the Original Agreement or any other plan, program, agreement or arrangement of the Company or any of its Affiliates, which, if received by Executive in full, would constitute “parachute payments,” as such term is defined in and under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), (collectively, “Change of Control Benefits”), reduced by all federal, state and local taxes applicable thereto, including the excise tax imposed pursuant to Section 4999 of the Code, is less than the amount Executive would receive, after all such applicable taxes, if Executive received aggregate Change of Control

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Exhibit 10.41

Benefits equal to an amount which is $1.00 less than three (3) times Executive’s “base amount,” as defined in and determined under Section 280G of the Code, then such Change of Control Benefits shall be reduced or eliminated to the extent necessary so that the Change of Control Benefits received by the Executive will not constitute parachute payments. If a reduction in the Change of Control Benefits is necessary, reduction shall occur in the following order unless the Executive elects in writing a different order, subject to the Company’s consent (which shall not be unreasonably withheld or delayed): (i) severance payment based on multiple of Base Salary and/or annual bonus; (ii) other cash payments; (iii) any annual incentive compensation paid as severance; (iv) acceleration of vesting of stock options with an exercise price that exceeds the then fair market value of stock subject to the option, provided such options are not permitted to be valued under Treasury Regulations Section 1.280G-1 Q/A – 24(c); (v) any equity awards accelerated or otherwise valued at full value, provided such equity awards are not permitted to be valued under Treasury Regulations Section 1.280G-1 Q/A – 24(c); (vi) acceleration of vesting of stock options with an exercise price that exceeds the then fair market value of stock subject to the option, provided such options are permitted to be valued under Treasury Regulations Section 1.280G-1 Q/A – 24(c); (vii) acceleration of vesting of all other stock options and equity awards; and (viii) within any category, reductions shall be from the last due payment to the first.
(b)    It is possible that after the determinations and selections made pursuant to Section 4(a) above, Executive will receive Change of Control Benefits that are, in the aggregate, either more or less than the amounts contemplated by Section 4(a) above (hereafter referred to as an “Excess Payment” or “Underpayment,” respectively). If there is an Excess Payment, Executive shall promptly repay the Company an amount consistent with this Section 4(b). If there is an Underpayment, the Company shall pay Executive an amount consistent with this Section 4(b).
(c)    The determinations with respect to this Section 4 shall be made by an independent auditor (the “Auditor”) compensated by the Company. The Auditor shall be the Company’s regular independent auditor, unless the regular independent auditor is unable or unwilling to makes such determinations, in which event the Auditor shall be a nationally-recognized United States public accounting firm chosen by the Company.
Section 5.     Tax Compliance
All compensation paid to Executive is intended to, and is reasonably believed to, comply with Section 409A of the Code (“Section 409A”) as well as other tax related laws and regulations to the extent it does not fall into any applicable exclusion, and shall be interpreted and construed consistent with that intent. Notwithstanding the foregoing, the Company makes no representations that the terms of this Addendum or the Original Agreement (and any compensation payable thereunder) comply with Section 409A, and in no event shall the Company be liable for any taxes, interest, penalties or other expenses that may be incurred by Executive on account of non-compliance with Section 409A. No expenses eligible for reimbursement, or in-kind benefits to be provided, during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, to the extent subject to the requirements of Section 409A, and no such right to reimbursement or right to in-kind benefits shall be subject to liquidation or exchange for any other benefit. For purposes of Section 409A, each payment in a series of installment payments, if any, provided under this Addendum or the Original Agreement shall be treated as a separate payment. Any payments under this Addendum or the Original Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Any payments to be made under this Addendum or the Original Agreement upon a termination of employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing and any provision in this Addendum to the contrary, if on the date of his termination of employment, Executive is deemed to be a “specified employee” within the meaning of Section 409A and any payment or benefit provided to Executive in connection with his termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A, then such payment or benefit due upon, or within the six-month period following, a termination of Executive’s employment (whether under this Addendum, Executive’s Original Agreement, any other plan, program, payroll practice or any equity grant) and which do not otherwise qualify under the exemptions under Treas. Reg. Section 1.409A-1(including, without limitation, payments that constitute “separation pay” within the meaning of Section 409A), shall be paid or provided to Executive in a lump

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Exhibit 10.41

sum on the earlier of (a) the date which is six months and one day after Executive’s “separation from service” (as such term is defined in Section 409A) for any reason other than death, and (b) the date of Executive’s death, and any remaining payments and benefits shall be paid or provided in accordance with the payment dates specified in this Addendum for such payment or benefit.
Section 6.    Miscellaneous
(a)    Governing Law. This Addendum shall be governed by and construed in accordance with New York law without giving effect to the conflict of laws provisions thereof.
(b)    No Waiver. The failure of a party to insist upon strict adherence to any term of this Addendum on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Addendum.
(c)    Severability. In the event that any one or more of the provisions of this Addendum shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Addendum shall not be affected thereby.
(d)    Counterparts; Effectiveness. This Addendum may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Addendum shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto, including by fax or electronic pdf.

[signature page follows]

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Exhibit 10.41

IN WITNESS WHEREOF, Executive duly executed this Addendum as of the day and year first above written.

ACCEPTED AND AGREED:
/s/ Malcolm Griggs

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